Florida Progress Corporation
                           3201 34th Street South
                         St. Petersburg, FL  33711
                               (813) 866-5153
                                                                   EXHIBIT 5



                               July 10, 1996



Florida Progress Corporation
One Progress Plaza
St. Petersburg, FL  33701

   Re:  Progress Plus Stock Plan and Registration of 2,000,000
        Additional Shares of Common Stock Without Par Value


Ladies and Gentlemen:

   The Board of Directors of Florida Progress Corporation (the "Company") has authorized the proper officers of the Company to file a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended, of 2,000,000 additional shares of the Company's Common Stock, without par value (the "Additional Common Stock") to be issued under the Company's Progress Plus Stock Plan (the "Plan"). Under the terms of the Plan, the Additional Common Stock will be used to satisfy the requirements of Plan participants and such shares will either be newly issued shares of the Company's Common Stock, without par value (the "New Stock") or shares of the Company's Common Stock purchased on the open market by an independent agent (the "Open Market Stock").

   As Vice President and General Counsel of the Company, I and members of the Company's legal staff have participated in the preparation of the Registration Statement, which the Company intends to file with the Commission on or about July 10, 1996. I have examined a certified copy of the Restated Articles of Incorporation and By-Laws of the Corporation, as amended to date, the resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Additional Common Stock and the form of certificates for the New Stock.

   Based on the foregoing, I am of the opinion that:

   1. Florida Progress Corporation is a corporation duly organized and existing under the laws of the State of Florida;

   2.   When the following events shall have occurred:

        a. the Registration Statement shall have become effective in accordance with the Securities Act of 1933, as amended;

        b. the shares of New Stock shall have been offered and sold as provided in the Registration Statement, and the consideration specified in the Registration Statement shall have been received; and

        c. the certificates representing such shares shall have been duly executed, countersigned and issued by or on behalf of the Company,

Florida Progress Corporation
Page Two
July 10, 1996


the shares of New Stock when so offered and sold will be duly authorized, validly issued, fully paid and non-assessable shares of the capital stock of the Company and the shares of Open Market Stock will continue to be duly authorized, validly issued and fully paid and nonassessable shares of the capital stock of the Company.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the captions Legality and Experts in the Prospectus contained in such Registration Statement.

                                         Very truly yours,


                                         /s/Kenneth E. Armstrong
                                          -----------------------------------
                                         Vice President and General Counsel


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